EXHIBIT 99.1

Steelcase Reports Third Quarter Results

GRAND RAPIDS, Mich., Dec. 21, 2015 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported third quarter revenue of $787.6 million and net income of $35.6 million, or diluted earnings per share of $0.28. Excluding restructuring costs, adjusted earnings were $0.30 per share.  In the prior year, Steelcase reported $800.0 million of revenue, diluted earnings per share of $0.09 and adjusted earnings of $0.29 per share.

Organic revenue growth over the prior year was 1 percent after adjusting for approximately $29.9 million of unfavorable currency translation effects and the impact of a small acquisition, net of divestitures.  The Americas and Other category posted organic revenue growth of 3 percent and 9 percent, respectively, while EMEA posted an organic decline of 8 percent.  The organic decline in EMEA in the current quarter compares to 14 percent organic revenue growth in the prior year, which was primarily driven by a number of project orders received in the first half of fiscal 2015 for which revenue was recognized in the third and fourth quarters.

Current quarter operating income of $55.2 million compares to operating income of $18.7 million in the prior year.  Excluding restructuring costs, third quarter adjusted operating income of $58.2 million increased by $2.1 million compared to the prior year and reflected improvements in the Americas and Asia Pacific largely offset by higher adjusted operating losses in EMEA.

"The Americas improved profitability in the third quarter despite slowing top line growth, and that helped to offset deeper losses than we expected in EMEA, as we continue to work through our major restructuring actions," said Jim Keane, president and CEO.  "EMEA orders grew 20 percent organically in the quarter, driven by improved economies in Western Europe and strong demand for some of our new products.  Asia Pacific posted record profitability for the quarter compared to a loss in the prior year."

Cost of sales was 67.5 percent of revenue in the current quarter, an improvement of 110 basis points compared to the prior year. In the Americas, cost of sales as a percentage of revenue improved 100 basis points over the prior year, largely driven by lower material costs and improvements in negotiated pricing.  In EMEA, cost of sales as a percentage of revenue increased by 220 basis points, driven largely by costs associated with the manufacturing and distribution issues which arose during the second quarter and lower absorption of fixed costs associated with the organic revenue decline in the quarter.  In addition to these items, disruption costs and inefficiencies associated with our manufacturing footprint changes in EMEA approximated $5 million in the third quarter and were lower than in the prior year in constant currency.

Operating expenses of $197.8 million represented an increase of $2.9 million compared to the prior year.  Higher variable compensation expense and other operating expenses were partially offset by approximately $6 million of favorable currency translation effects.

“The adjusted operating loss in EMEA was significantly higher than anticipated and was driven by three factors,” said Dave Sylvester, senior vice president and CFO.  “First, as we worked through the manufacturing and distribution issues in EMEA and reimbursed our dealers for any related impacts and provided incentives to sustain their loyalty, we incurred approximately $4 million of additional costs.  Second, we estimate unfavorable shifts in business mix reduced gross margins by more than 200 basis points of revenue, or approximately $3 million, compared to our forecast.  Third, operating expenses included approximately $3 million related to unforecasted severance costs and other items."

Other income, net increased by $1.3 million in the third quarter compared to the prior year, primarily due to lower foreign exchange losses in the current quarter.

The effective tax rate for the quarter was 34.9 percent reflecting the impact of implementing a new transfer pricing model in EMEA during the fourth quarter of fiscal 2015.  The effective tax rate of 29.8 percent in the prior year reflected a net benefit primarily due to discrete tax credits associated with the manufacturing footprint changes in EMEA.

Cash, short-term investments and the cash surrender value of company-owned life insurance totaled $429 million and total debt was $300 million at the end of the third quarter.

The Board of Directors has declared a cash dividend of $0.1125 per share, to be paid on or before January 15, 2016 to shareholders of record as of January 7, 2016.

Outlook

EMEA orders grew 20 percent on an organic basis in the third quarter of fiscal 2016 and included requests for extended delivery dates and orders for certain products with extended lead times.  In the Americas, third quarter orders were down 1 percent on an organic basis compared to the prior year.  As a result, the company expects fourth quarter fiscal 2016 revenue to be in the range of $720 to $745 million, which reflects an expected range of an organic revenue decline of 2 percent to organic revenue growth of 1 percent compared to the prior year.  The company reported revenue of $749.9 million in the fourth quarter of fiscal 2015.

"EMEA’s strong order growth comes just as we are completing the transition to our go-forward operations model, the reorganization of our sales organization and the adoption of our global product platform, and as we look forward to opening our Munich Learning + Innovation Center next year,” said Jim Keane.  "At the same time, order growth in the U.S. furniture industry has slowed, as has overall U.S. business capital spending.  Our orders and pipeline at the end of the quarter show fewer large projects than last year.  We are also seeing a shift in demand to certain product categories where we will be launching new products and taking other actions to improve our competitiveness starting in the fourth quarter and throughout the next fiscal year."

Steelcase expects to report diluted earnings of between $0.18 to $0.22 per share for the fourth quarter of fiscal 2016.  This estimate includes approximately $0.02 per share of restructuring costs relating to previously announced restructuring projects.  Adjusted for the estimated restructuring costs, the company expects to report adjusted earnings between $0.20 to $0.24 per share.  These estimates also include approximately $3 million of expected disruption costs and inefficiencies associated with the manufacturing footprint changes in EMEA and reflect anticipated improvements of manufacturing and distribution performance in EMEA.  Steelcase reported diluted earnings per share of $0.18 and adjusted earnings per share of $0.21 in the fourth quarter of fiscal 2015.

“We remain optimistic about our new products and longer-term demand driven by the need for companies to modernize their workspaces," said Jim Keane.  "In addition, our sales strategies are gaining traction in EMEA: our win rates with leading organizations are improving, newer products are growing faster than anticipated and excitement continues to build regarding the Munich Learning + Innovation Center."

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	November 27,	November 28,	%	November 27,	November 28,	%
	2015	2014	Change	2015	2014	Change

Revenue
Americas (1)	$575.5	$555.3	3.6%	$1,710.7	$1,641.9	4.2%
EMEA (2)	136.2	171.5	(20.6)%	384.2	450.2	(14.7)%
Other (3)	75.9	73.2	3.7%	217.2	217.7	(0.2)%
Consolidated revenue	$787.6	$800.0	(1.6)%	$2,312.1	$2,309.8	0.1%

Operating income (loss)
Americas	$74.4	$66.8		$220.3	$200.1
EMEA	(14.9)	(41.0)		(53.4)	(70.4)
Other	5.5	1.2		9.8	4.6
Corporate (4)	(9.8)	(8.3)		(27.9)	(26.4)
Consolidated operating income	$55.2	$18.7		$148.8	$107.9

Operating income percent	7.0%	2.3%		6.4%	4.7%

Revenue mix
Americas (1)	73.1%	69.4%		74.0%	71.1%
EMEA (2)	17.3%	21.4%		16.6%	19.5%
Other (3)	9.6%	9.2%		9.4%	9.4%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse and Turnstone brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, human resources, finance, executive, corporate facilities, legal and research, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q3 2016 vs. Q3 2015
	Steelcase Inc.	Americas	EMEA	Other category

Q3 2015 revenue	$800.0	$555.3	$171.5	$73.2
Divestitures	(1.1)	—	(1.1)	—
Currency translation effects*	(29.9)	(4.6)	(22.0)	(3.3)
Q3 2015 revenue, adjusted	769.0	550.7	148.4	69.9

Q3 2016 revenue	787.6	575.5	136.2	75.9
Acquisition	(7.3)	(7.3)	—	—
Q3 2016 revenue, adjusted	780.3	568.2	136.2	75.9
Organic growth (decline) $	$11.3	$17.5	$(12.2)	$6.0
Organic growth (decline) %	1%	3%	(8)%	9%

* Currency translation effects represent the estimated net effect of translating Q3 2015 foreign currency revenues using the average exchange rates during Q3 2016.

PROJECTED ORGANIC REVENUE GROWTH (DECLINE)
Q4 2016 vs. Q4 2015
Steelcase Inc.

Q4 2015 revenue	$749.9
Currency translation effects*	(18.5)
Divestitures	—
Q4 2015 revenue, adjusted	731.4

Q4 2016 revenue, projected	$720 - 745
Acquisition	(6.1)
Q4 2016 projected revenue, adjusted	714 - 739
Organic growth (decline) $	$(18) - $8
Organic growth (decline) %	(2)% - 1%

* Currency translation effects represent the estimated net effect of translating Q4 2015 foreign currency revenues using the exchange rates at the end of Q3 2016.

ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	November 27, 2015	November 28, 2014

Diluted earnings per share	$0.28	$0.09
Restructuring costs per share, net of tax	0.02	0.20
Diluted earnings per share, adjusted	$0.30	$0.29

PROJECTED ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	February 26, 2016 (Projected)	February 27, 2015

Diluted earnings per share	$ 0.18 - 0.22	$0.18
Restructuring costs per share, net of tax	0.02	0.03
Diluted earnings per share, adjusted	$ 0.20 - 0.24	$0.21

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 27, 2015		November 28, 2014		November 27, 2015		November 28, 2014
Revenue	$787.6	100.0%	$800.0	100.0%	$2,312.1	100.0%	$2,309.8	100.0%
Cost of sales	531.6	67.5	549.0	68.6	1,564.5	67.7	1,589.6	68.8
Restructuring costs	2.5	0.3	36.1	4.5	10.7	0.5	31.8	1.4
Gross profit	253.5	32.2	214.9	26.9	736.9	31.8	688.4	29.8
Operating expenses	197.8	25.1	194.9	24.4	582.6	25.2	578.2	25.0
Restructuring costs	0.5	0.1	1.3	0.2	5.5	0.2	2.3	0.1
Operating income	$55.2	7.0%	$18.7	2.3%	$148.8	6.4%	$107.9	4.7%
Interest expense	(4.5)	(0.6)	(4.5)	(0.5)	(13.2)	(0.6)	(13.3)	(0.6)
Investment income	0.4	0.1	0.3	—	1.3	0.1	1.2	—
Other income, net	3.6	0.4	2.3	0.3	7.8	0.3	9.0	0.4
Income before income tax expense	54.7	6.9	16.8	2.1	144.7	6.2	104.8	4.5
Income tax expense	19.1	2.4	5.0	0.6	51.9	2.2	41.5	1.8
Net income	$35.6	4.5%	$11.8	1.5%	$92.8	4.0%	$63.3	2.7%

Operating income	$55.2	7.0%	$18.7	2.3%	$148.8	6.4%	$107.9	4.7%
Add: restructuring costs	3.0	0.4	37.4	4.7	16.2	0.7	34.1	1.5
Adjusted operating income	$58.2	7.4%	$56.1	7.0%	$165.0	7.1%	$142.0	6.2%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 27, 2015		November 28, 2014		November 27, 2015		November 28, 2014
Revenue	$575.5	100.0%	$555.3	100.0%	$1,710.7	100.0%	$1,641.9	100.0%
Cost of sales	372.4	64.7	364.5	65.7	1,110.4	64.9	1,091.1	66.5
Restructuring costs (benefits)	0.7	0.1	0.1	—	2.2	0.1	(10.8)	(0.7)
Gross profit	202.4	35.2	190.7	34.3	598.1	35.0	561.6	34.2
Operating expenses	128.0	22.3	123.9	22.3	380.7	22.3	361.5	22.0
Restructuring benefits	—	—	—	—	(2.9)	(0.2)	—	—
Operating income	$74.4	12.9%	$66.8	12.0%	$220.3	12.9%	$200.1	12.2%
Add: restructuring costs (benefits)	0.7	0.1	0.1	—	(0.7)	(0.1)	(10.8)	(0.7)
Adjusted operating income	$75.1	13.0%	$66.9	12.0%	$219.6	12.8%	$189.3	11.5%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 27, 2015		November 28, 2014		November 27, 2015		November 28, 2014
Revenue	$136.2	100.0%	$171.5	100.0%	$384.2	100.0%	$450.2	100.0%
Cost of sales	109.7	80.6	134.5	78.4	311.4	81.1	351.5	78.1
Restructuring costs	1.8	1.3	36.0	21.0	8.5	2.2	42.6	9.4
Gross profit	24.7	18.1	1.0	0.6	64.3	16.7	56.1	12.5
Operating expenses	39.1	28.7	40.7	23.7	109.3	28.4	124.2	27.6
Restructuring costs	0.5	0.4	1.3	0.8	8.4	2.2	2.3	0.5
Operating loss	$(14.9)	(11.0)%	$(41.0)	(23.9)%	$(53.4)	(13.9)%	$(70.4)	(15.6)%
Add: restructuring costs	2.3	1.7	37.3	21.8	16.9	4.4	44.9	9.9
Adjusted operating loss	$(12.6)	(9.3)%	$(3.7)	(2.1)%	$(36.5)	(9.5)%	$(25.5)	(5.7)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 27, 2015		November 28, 2014		November 27, 2015		November 28, 2014
Revenue	$75.9	100.0%	$73.2	100.0%	$217.2	100.0%	$217.7	100.0%
Cost of sales	49.5	65.2	50.0	68.3	142.7	65.7	147.0	67.5
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	26.4	34.8	23.2	31.7	74.5	34.3	70.7	32.5
Operating expenses	20.9	27.6	22.0	30.1	64.7	29.8	66.1	30.4
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$5.5	7.2%	$1.2	1.6%	$9.8	4.5%	$4.6	2.1%
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income	$5.5	7.2%	$1.2	1.6%	$9.8	4.5%	$4.6	2.1%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	November 27, 2015	November 28, 2014	November 27, 2015	November 28, 2014
Operating loss	$(9.8)	$(8.3)	$(27.9)	$(26.4)
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$(9.8)	$(8.3)	$(27.9)	$(26.4)

Webcast

Steelcase will discuss third quarter results and business outlook on a conference call and webcast at 10:00 a.m. Eastern time tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures;  (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits), net of tax.  These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2015 revenue of $3.1 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 27, 2015	November 28, 2014	November 27, 2015	November 28, 2014
Revenue	$787.6	$800.0	$2,312.1	$2,309.8
Cost of sales	531.6	549.0	1,564.5	1,589.6
Restructuring costs	2.5	36.1	10.7	31.8
Gross profit	253.5	214.9	736.9	688.4
Operating expenses	197.8	194.9	582.6	578.2
Restructuring costs	0.5	1.3	5.5	2.3
Operating income	55.2	18.7	148.8	107.9
Interest expense	(4.5)	(4.5)	(13.2)	(13.3)
Investment income	0.4	0.3	1.3	1.2
Other income, net	3.6	2.3	7.8	9.0
Income before income tax expense	54.7	16.8	144.7	104.8
Income tax expense	19.1	5.0	51.9	41.5
Net income	$35.6	$11.8	$92.8	$63.3

Earnings per share:
Basic	$0.29	$0.09	$0.74	$0.51
Diluted	$0.28	$0.09	$0.74	$0.50
Weighted average shares outstanding - basic	124.8	123.8	124.7	124.6
Weighted average shares outstanding - diluted	126.0	125.3	126.0	126.1

Dividends declared and paid per common share	$0.1125	$0.1050	$0.3375	$0.3150

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	November 27, 2015	February 27, 2015
ASSETS
Current assets:
Cash and cash equivalents	$150.3	$176.5
Short-term investments	115.4	68.3
Accounts receivable, net	346.6	325.6
Inventories	181.1	166.2
Deferred income taxes	50.0	46.4
Prepaid expenses	19.2	16.5
Other current assets	51.1	55.5
Total current assets	913.7	855.0

Property, plant and equipment, net	403.1	389.5
Company-owned life insurance ("COLI")	162.9	159.5
Deferred income taxes	95.1	100.1
Goodwill	106.6	107.2
Other intangible assets, net	14.2	14.7
Investments in unconsolidated affiliates	60.8	59.1
Other assets	35.0	34.5
Total assets	$1,791.4	$1,719.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$230.5	$215.0
Short-term borrowings and current portion of long-term debt	3.0	2.5
Accrued expenses:
Employee compensation	145.3	151.9
Employee benefit plan obligations	29.1	29.4
Customer deposits	24.1	25.1
Product warranties	24.7	22.4
Other	109.6	99.0
Total current liabilities	566.3	545.3

Long-term liabilities:
Long-term debt less current maturities	297.1	279.6
Employee benefit plan obligations	157.1	158.2
Other long-term liabilities	64.4	72.7
Total long-term liabilities	518.6	510.5
Total liabilities	1,084.9	1,055.8

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	14.6	5.0
Accumulated other comprehensive loss	(46.0)	(29.4)
Retained earnings	737.9	688.2
Total shareholders’ equity	706.5	663.8
Total liabilities and shareholders’ equity	$1,791.4	$1,719.6

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Nine Months Ended
	November 27, 2015	November 28, 2014
OPERATING ACTIVITIES
Net income	$92.8	$63.3
Depreciation and amortization	49.4	44.2
Deferred income taxes	2.8	(8.4)
Restructuring costs	16.2	5.1
Non-cash stock compensation	17.4	15.5
Equity in income of unconsolidated affiliates	(11.1)	(11.6)
Dividends received from unconsolidated affiliates	9.3	8.0
Other	(2.9)	(5.3)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(24.9)	(59.6)
Inventories	(15.5)	(45.2)
Assets related to derivative instruments	22.5	(11.0)
Other assets	(21.5)	(5.7)
Accounts payable	17.9	34.1
Employee compensation liabilities	(22.3)	(38.2)
Employee benefit obligations	(5.6)	(3.0)
Accrued expenses and other liabilities	6.0	25.3
Net cash provided by operating activities	130.5	7.5

INVESTING ACTIVITIES
Capital expenditures	(70.0)	(69.0)
Proceeds from disposal of fixed assets	4.8	19.4
Purchases of investments	(96.9)	(78.4)
Liquidations of investments	49.6	117.1
Acquisitions, net of cash acquired	(6.9)	—
Other	0.1	8.4
Net cash used in investing activities	(119.3)	(2.5)

FINANCING ACTIVITIES
Dividends paid	(43.1)	(39.6)
Common stock repurchases	(14.3)	(35.3)
Excess tax benefit from vesting of stock awards	5.3	0.8
Borrowings of long-term debt, net of issuance costs	50.0	—
Repayments of long-term debt	(33.6)	(1.8)
Borrowings of lines of credit	1.1	—
Repayments of lines of credit	—	(0.1)
Net cash used in financing activities	(34.6)	(76.0)

Effect of exchange rate changes on cash and cash equivalents	(2.8)	(2.0)

Net decrease in cash and cash equivalents	(26.2)	(73.0)
Cash and cash equivalents, beginning of period	176.5	201.8
Cash and cash equivalents, end of period	$150.3	$128.8

CONTACT:
Investor Contact:
Raj Mehan
Investor Relations
(616) 246-4251

Media Contact:
Laura VanSlyke
Corporate Communications
(616) 262 - 3091